Exhibit 4.78

28.045

DATED 18 AUGUST 2008

LICHTENSTEIN SHIPPING COMPANY LIMITED
(as Borrower)

-and -

ALPHA BANK A.E.
(as Lender)

________________________

US$39,000,000 SECURED
LOAN AGREEMENT
Hull No. S-1026
________________________

STEPHENSON HARWOOD
One St. Paul's Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 28.045

CONTENTS

Page

1	Definitions and Interpretation	1
2	The Loan and its Purpose	12
3	Conditions of Utilisation	12
4	Advance	15
5	Repayment	15
6	Prepayment	15
7	Interest	16
8	Indemnities	19
9	Fees	23
10	Security and Application of Moneys	23
11	Representations	26
12	Undertakings and Covenants	29
13	Events of Default	36
14	Assignment and Sub-Participation	41
15	Set-Off	42
16	Payments	42
17	Notices	44
18	Partial Invalidity	45
19	Remedies and Waivers	45
20	Miscellaneous	45

LOAN AGREEMENT

Dated: 18 August 2008

BETWEEN:

(1)	LICHTENSTEIN SHIPPING COMPANY LIMITED, a company incorporated under the laws of the Republic of Liberia whose registered office is at 80, Broad Street Monrovia, Liberia (the "Borrower"); and

(2)	ALPHA BANK A.E., acting through its office at 89 Akti Miaouli, GR 185 38 Piraeus, Greece (the "Lender").

WHEREAS:

(A)
The Borrower has agreed to purchase the Vessel from the Builder on the terms of the Building Contract and intends to register the Vessel on delivery (scheduled to take place on or before February 2009) under the Approved Flag.

(B)
The Lender has agreed to advance to the Borrower 539,000,000 representing approximately eighty three per cent (83%) of the Contract Price of the Vessel to assist the Borrower to finance part of the Contract Price of the Vessel, and to re-finance certain existing indebtedness in respect of the Vessel in four Drawings.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

"Accounting Information" means the financial statements and information to be provided by the Borrower and the Guarantor to the Lender in accordance with Clause 12.1.1.

"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Annex VI" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

"Approved Flag" means the flag of Greece or Malta or Liberia or Panama or any other flag acceptable to the Lender in its discretion.

"Assignments" means the deed or deeds of assignment of the Insurances, Earnings, and Requisition Compensation from the Borrower referred to in Clause 10.1.4 (Security Documents).

"Availability Termination Date" means 30 April 2009 or such later date as the Lender may in its discretion agree.

"Bareboat Charter" means the bareboat charter dated 8 April 2008 on the terms and subject to the conditions of which the Borrower will bareboat charter the Vessel to the Bareboat Charterer, for a duration of ten (10) years at a minimum net daily rate of hire of fourteen thousand five hundred and fifty Dollars ($14,550).

"Bareboat Charterer" means Daelim or any of its one hundred per cent (100%) owned subsidiaries which is guaranteed by Daelim.

"Break Costs" means all sums payable by the Borrower from time to time under Clause 8.3 (Break Costs).

"Builder" means SPP Plant & Shipbuilding Co. Ltd., a company incorporated under the laws of the Republic of South Korea with its registered office at 16-1 Block, 2nd Jin-Sa Industrial Complex, Seon Jin-Ri, Young Hyeon-Myeon, Sa Cheon-City, Gyeong Sang Nam-Do, Korea.

"Building Contract" means the contract dated 6 December 2006, as same has been amended and/or substituted from time to time, on the terms and subject to the conditions of which the Builder has agreed to construct the Vessel for, and deliver the Vessel to, the Borrower.

"Building Contract Assignment" means the deed of assignment of the Building Contract and the Refund Guarantee referred to in Clause 10.1.1 (Security Documents).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Athens, London and Piraeus.

"Charter Rights", means all rights and benefits accruing to the Borrower under or arising out of the Bareboat Charter and not forming part of the Earnings.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate).

"Consolidated Indebtedness" means, in respect of the relevant financial period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group) as shown in the relevant Accounting Information.

"Contract Price" means the final price payable by the Borrower under the Building Contract for the Vessel in the amount of forty seven million two hundred and thirty thousand Dollars ($47,230,000).

"Currency of Account" means, in relation to any payment to be made to the Lender under a Finance Document, the currency in which that payment is required to be made by the teiIlls of that Finance Document.

"Daelim" means Daelim H&L Co., Ltd a company incorporated under the laws of the Republic of South Korea with its registered office at I 1 th Floor, The Korea Chamber Of Commerce & Industry Building #45, 4-Ga, Namdaemun-Ro, Jung-Ku, Seoul, Korea 100-743.

"Deed of Covenants" means the deed of covenants referred to in Clause 10.1.3 (Security Documents).

"Deed of Release" means the deed of to be executed by RBS in favour of the Borrower in form and substance acceptable to the Lender.

"Default" means an Event of Default or any event or circumstance specified in Clause 13.1 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means the date of actual delivery of the Vessel to the Borrower by the Builder under the Building Contract.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Drawdown Date" means the date on which the relevant Drawing is advanced under Clause 4 (Advance).

"Drawdown Notice" means a notice substantially in the form set out in Schedule 2 (Form of Drawdown Notice).

"Drawing" means any part of the Loan advanced or to be advanced pursuant to a Drawdown Notice and "Drawings" means more than one of them.

"Earnings" means all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

"Earnings Account" means a bank account to be opened in the name of the Borrower with the Lender and designated "Lichtenstein Shipping Company Limited -Earnings Account".

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Equity Portion" means that amount of the Contract Price payable or paid by the Borrower to the Builder pursuant to the Building Contract and not forming part of the Loan.

"Event of Default" means any of the events or circumstances set out in Clause 13.I (Events of Default).

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

"Finance Documents" means this Agreement, the Security Documents and any other document designated as such by the Lender and the Borrower and "Finance Document" means any one of them.

"Financial Indebtedness" means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or similar instrument;

(d)	any finance or capital lease;

(e)	receivables sold or discounted (other than on a non-recourse basis);

(f)	deferred payments for assets or services;

(g)
any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

        "GAAP" means generally accepted accounting principles in the United States of America.

"Group" means the Guarantor and its Subsidiaries (whether direct or indirect and including, but not limited to, the Borrower) from time to time during the Facility Period and "member of the Group" shall be construed accordingly.

"Guarantee" means the guarantee and indemnity referred to in Clause 10.1.2 (Security Documents).

"Guarantor" means Top Ships Inc. a company incorporated under the laws of the Marshall Islands, having its registered office at the Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960 and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lender a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or the Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.8 (Accrual and payment of interest).

"Interest Period" means each period for the determination and payment of interest selected by the Borrower or agreed or selected by the Lender pursuant to Clause 7 (Interest).

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for the Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for the Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for the Vessel issued under the ISPS Code.

"LIBOR" means:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to the nearest whole multiple of one-sixteenth of one per centum) quoted to the Lender in the London interbank market, at 11.00 a.m. two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

"Loan" means the aggregate amount advanced or to be advanced by the Lender to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

"Loan Acknowledgement Declaration" means a declaration in the form set-out in Schedule 4.

"Management Agreement" means the agreement(s) for the commercial and/or technical management of the Vessel between the Borrower and the Managers.

"Managers" means Top Tanker Management Inc., a company organised and existing under the laws of the Republic of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands with an office in Maroussi (1 Vas. Sofias and Meg. Alexandrou Street) Attiki, Greece or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Lender may approve.

         "Margin" means one point sixty five per cent (1.65%) per annum.

"Market Value" means such the market value of the Vessel, to be conclusively determined, at least once during each calendar year or from time to time, as the Lender may reasonably request, by an international, reputable, independent and first class firm of shipbrokers appointed by the Lender and reporting to the Lender, at the expense of the Borrower, on the basis of a charter-free sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer.

"Maximum Loan Amount" means an aggregate amount not exceeding thirty nine million Dollars ($39,000,000).

"Minimum Equity" means, in respect of the relevant financial period, "total assets", as shown in the relevant Accounting Information, less the Consolidated Indebtedness.

"Minimum Liquidity" means, in respect of the relevant financial period, "cash" and "cash equivalents", which are free from any Encumbrances, as shown in the relevant Accounting Information.

"Minimum Adjusted Net Worth" means, in respect of the relevant financial period, the Group's "total assets" as shown in the relevant Accounting Information adjusted to "fair market value" (on a consolidated basis) of the Group, as shown in the relevant Accounting Information, excluding "current and long term debt obligations" as shown in the relevant Accounting Information.

"Mortgage" means the preferred or statutory mortgage referred to in Clause 10.1.3 (Security Documents) together with the Deed of Covenants (if applicable).

"Original Financial Statements" means the audited financial statements of the Borrower and the Guarantor for the financial year ended 31 December 2007.

"RBS" means The Royal Bank of Scotland plc, whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting through its branch at the Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX, England

"RBS Agreement" means the loan agreement dated 1st November 2005 as same has been amended from time to time, entered into between RBS and the Borrower for the purposes of financing part of the Contract Price.

"RBS Security Documents" means any documents which may at any time be executed by a Security Party as security for the payment of all or any part of any indebtedness under the RBS Agreement.

"Refund Guarantees" means any refund guarantee issued or to be issued by the Refund Guarantor in favour of the Borrower pursuant to the Building Contract and "Refund Guarantee" means any one of them.

"Refund Guarantor" means Woori Bank, Anjeong Industrial Complex Branch, of 1585-1 Hwang-ri Gwangdo-myeon Tongyeong-si Kyeongsangnam-do 650-827, Korea.

"Relevant Documents" means the Finance Documents, the Building Contract, the Refund Guarantee, the Bareboat Charter, the Management Agreement and the Managers' confirmation specified in Part I of Schedule 1 (Conditions precedent).

"Repayment Date" means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrower and/or the Bareboat Charterer as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency (rounded upwards to the nearest whole multiple of one-sixteenth of one per centum) and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

"Security Documents" means the Building Contract Assignment, the Tripartite Deed, the Guarantee, the Mortgage and the Deed of Covenants, the Assignments or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means the Borrower, the Guarantor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Security Party" means any one of them.

"SMC" means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

"Subsidiaries" means any company or entity directly or indirectly controlled by such person, and for this purpose "control" means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and "Subsidiary" means any one of them.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Total Loss" means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)	the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government, unless the Vessel is released and returned to the possession of the Borrower or the Bareboat Charterer within one month after the capture, seizure, arrest, detention or confiscation in question.

"Tripartite Deed" means the deed of assignment of Insurances, Earnings, Charter Rights and Requisition Compensation in respect of the Charter referred to in Clause 10.1.5 (Security Documents).

"Vessel" means the product tanker of approximately 50,000 dwt and everything now or in the future belonging to her on board and ashore, currently under construction by the Builder with the Builder's hull number S1026 for the Borrower on the terms of the Building Contract and, on delivery to the Borrower, intended to be registered under an Approved Flag.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to the Lender include its successors, transferees and assignees; and

1.2.9	a time of day (unless otherwise specified) is a reference to London time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purpose

2.1	Amount Subject to the terms of this Agreement, the Lender agrees to make available to the Borrower a term loan not exceeding the Maximum Loan Amount.

2.2	Purpose The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.3	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1
Conditions precedent The Borrower is not entitled to have any Drawing advanced unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions precedent).

3.2	Further conditions precedent The Lender will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrower under Clause 11 (Representations) are true in all material respects.

3.3	Drawing limit The Lender will only be obliged to advance a Drawing if:

3.3.1	that Drawing will not increase the Loan to a sum in excess of the Maximum Loan Amount;

3.3.2
the proposed Drawing is either applied towards re-financing any amount due under the RBS Agreement (in the case of the first Drawing to occur) or coincides with the due date for payment by the Borrower of an instalment of the Contract Price of the Vessel and that Drawing will be applied in payment of that instalment (as applicable); and

3.3.3
that Drawing will be applied in or towards refinancing (in the case of the first and second instalment) or payment of one of the following instalments of the Contract Price of the Vessel under the Building Contract and shall amount to a maximum of the sum set out below opposite the relevant instalment under the column "Drawing" and the Borrower shall pay at least three (3) Business Days prior to the Drawdown Date of that Drawing (other than in the case of the first Drawing to occur) the Equity Portion in the sum set out below opposite the relevant instalment under the column "Equity Portion":

Instalment	Drawing	Equity Portion	Total
Refinancing offirst and second instalment (already financed by RBS) (upon execution of this agreement and delivery of the documents referred to in Clause 3.1)	$ 10,626,750
third instalment (upon keel laying) (on or about 18 August 2008)	$7,084,500	$2,361,500	$9,446,000
fourth instalment (upon launching) (on or about 5 November 2008)	$7,084,500	$2,361,500	$9,446,000
fifth instalment (upon delivery) (on or about 17	$14,204,250	-	$14,204,250

February 2009)

3.4
Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the relevant Drawdown Date the additional documents and other evidence listed in Part II of Schedule I (Conditions subsequent).

3.5
Delivery conditions precedent Whether or not a Drawing is advanced on the Delivery Date, the Borrower undertakes to deliver or to cause to be delivered to the Lender on the Delivery Date the additional documents and other evidence listed in Part III of Schedule I (Delivery conditions precedent).

3.6
Delivery conditions subsequent Whether or not a Drawing is advanced on the Delivery Date, the Borrower undertakes to deliver or to cause to be delivered to the Lender on, or as soon as practicable after, the Delivery Date the additional documents and other evidence listed in Part IV of Schedule I (Delivery conditions subsequent).

3.7
No Waiver If the Lender in its sole discretion agrees to advance a Drawing to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) and/or Clause 3.5 (Delivery conditions precedent) have been delivered to or to the order of the Lender, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Lender no later than thirty (30) days after the relevant Drawdown Date or such other date specified by the Lender.

The advance of a Drawing under this Clause 3.7 shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clauses 3.1 (Conditions precedent) and 3.5 (Delivery conditions precedent).

3.8	Form and content All documents and evidence delivered to the Lender under this Clause 3 shall:

3.8.1	be in form and substance acceptable to the Lender; and

3.8.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

4	Advance

The Borrower may request a Drawing to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Lender a duly completed Drawdown Notice not more than ten (10) and not fewer than two (2) Business Days before the proposed Drawdown Date.

5	Repayment

5.1
Repayment of Loan The Borrower agrees to repay the Loan to the Lender by forty consecutive quarterly instalments, the first thirty-nine such repayment instalments (1st-39th), each in the sum of six hundred thousand Dollars ($600,000), and the fortieth and last such repayment instalment in the sum of fifteen million six hundred thousand Dollars ($15,600,000) (consisting of an instalment of six hundred thousand Dollars ($600,000) and a balloon payment of fifteen million Dollars ($15,000,000) (the "Balloon Payment")), the first instalment falling due on the date which is three calendar months after the earlier to occur of the Delivery Date and the Availability Termination Date and subsequent instalments falling due at consecutive intervals of three calendar months thereafter.

5.2
Reduction of Repayment Instalments If the aggregate amount advanced to the Borrower is less than the Maximum Loan Amount, the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	the Lender shall promptly notify the Borrower of that event; and

6.1.2
the Borrower shall repay the Loan (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

6.2
Voluntary prepayment of Loan The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of five hundred thousand Dollars ($500,000) or an integral multiple thereof) subject as follows:

6.2.1	it gives the Lender not less than fifteen (15) Business Days' (or such shorter period as the Lender may agree) prior notice;

6.2.2	no prepayment may be made until after the Availability Termination Date; and

6.2.3	any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) in inverse order of maturity.

6.3
Mandatory prepayment on sale or Total Loss If the Vessel is sold by the Borrower or becomes a Total Loss, the Borrower shall, simultaneously with any such sale or within one hundred and fifty (150) days after any such Total Loss, prepay the whole of the Loan.

6.4
Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

7	Interest

7.1
Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of one, three or six months' duration or longer duration, as selected by the Borrower by written notice to the Lender not later than 11.00 a.m. on the second Business Day before the beginning of the Interest Period in question, or such other duration as may be agreed by the Lender and subject to market availability.

7.2	Beginning and end of Interest Periods Each Interest Period shall start on the first Drawdown Date or (if a Drawing is already advanced) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the first Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3
Second and subsequent Drawings If the second or any subsequent Drawing is made otherwise than on the first day of an Interest Period for the balance of the Loan, there shall be a separate initial Interest Period for that Drawing commencing on its Drawdown Date and expiring on the final date of the then current Interest Period for the balance of the Loan.

7.4
Interest Periods to meet Repayment Dates If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.5
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.6	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Lender to be the aggregate of (a) the Margin and (b) LIBOR .

7.7
Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1 (Interest Periods), the interest rate applicable shall be the rate determined by the Lender in accordance with Clause 7.6 (Interest rate) for an Interest Period of such duration (not exceeding three months) as the Lender may select.

7.8
Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Lender on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.9	Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Lender (acting reasonably). Any interest accruing under this Clause 7.9 shall be immediately payable by the Borrower on demand by the Lender. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.10
Changes in market circumstances If at any time the Lender determines (which determination shall be final and conclusive and binding on the Borrower) that in the London interbank market either adequate and fair means do not exist for determining the rate of interest on the Loan for any Interest Period or the cost to it of obtaining matching deposits for any Interest Period would be in excess of LIBOR:

7.10.1	the Lender shall give notice to the Borrower of the occurrence of such event; and

7.10.2	the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select,

PROVIDED THAT if the resulting rate of interest is not acceptable to the Borrower:

7.10.3
the Lender will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.10.4	any substitute basis agreed pursuant to Clause 7.10.3 shall be binding on the parties to this Agreement; and

7.10.5
if, within thirty (30) days of the giving of the notice referred to in Clause 7.10.1, the Borrower and the Lender fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the Loan, together with any Break Costs.

7.11
Determinations conclusive The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1
Transaction expenses The Borrower will, within fourteen (14) days of the Lender's written demand, pay the Lender the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Lender in connection with:

8.1.1
the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3
any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel).

8.2
Funding costs The Borrower shall indemnify the Lender on the Lender's written demand against all losses and costs incurred or sustained by the Lender if, for any reason, a Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Lender, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by the Lender).

8.3	Break Costs The Borrower shall indemnify the Lender on the Lender's written demand against all costs, losses, premiums or penalties incurred by the Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by the Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by the Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4
Currency indemnity In the event of the Lender receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Lender's written demand, pay to the Lender such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Lender as a separate debt under this Agreement.

8.5
Increased costs (subject to Clause 8.6 (Exceptions to increased costs)) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, the Lender or the holding company of the Lender)):

8.5.1	the Lender (or the holding company of the Lender) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to the Lender in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of the Lender; or

8.5.4
the manner in which the Lender allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which the Lender is required or requested to maintain shall be affected; or

8.5.5	there is imposed on the Lender (or on the holding company of the Lender) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to the Lender (or to the holding company of the Lender) of the Lender making or maintaining the Loan, or to cause the Lender to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6 (Exceptions to increased costs), the Lender shall notify the Borrower and the Borrower shall from time to time pay to the Lender the amount which shall compensate the Lender (or the holding company of the Lender) for such additional cost or reduced return. A certificate signed by an authorised signatory of the Lender setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5:

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 (or any amendments thereto) in the form existing on the date of this Agreement;

"Basel II Approach" means, in relation to the Lender, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

"Basel II Regulation" means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by the Lender; and

"holding company" means, in respect of the Lender, the company or entity (if any) within the consolidated supervision of which the Lender is included.

8.6	Exceptions to increased costs Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2	compensated for by a payment made under Clause 16.3 (Grossing-up); or

8.6.3	attributable to the wilful breach by the Lender (or the holding company of the Lender) of any law or regulation.

8.7
Events of Default The Borrower shall indemnify the Lender from time to time on the Lender's written demand against all losses, costs and liabilities incurred or sustained by the Lender as a consequence of any Event of Default.

8.8
Enforcement costs The Borrower shall pay to the Lender on the Lender's written demand the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which the Lender may from time to time sustain, incur or become liable for by reason of the Lender being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of the Lender being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

8.9
Other costs The Borrower shall pay to the Lender on the Lender's written demand the amount of all sums which the Lender may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which the Lender may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by the Lender in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which the Lender may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.10
Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on the Lender's overall net income) and shall indemnify the Lender on the Lender's written demand against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Fees

9.1
Commitment fee The Borrower shall pay to the Lender a fee computed at the rate of zero point forty per cent (0.40%) per annum on the undrawn amount of the Loan from time to time from 25 June 2008, until the earlier of the Drawdown Date in respect of the final Drawing and the Availability Termination Date. The accrued commitment fee is payable on the last day of each successive period of three months from 25 June 2008 and on the Availability Termination Date.

9.2	Arrangement fee The Borrower shall pay to the Lender, on the date of this Agreement, an arrangement fee in the amount of two hundred and ninety two thousand five hundred Dollars ($292,500).

10	Security and Application of Moneys

10.1
Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

10.1.1	a first priority deed of assignment of the Building Contract and the Refund Guarantee;

10.1.2	a guarantee and indemnity from the Guarantor;

10.1.3	a first preferred or statutory mortgage over the Vessel together with a collateral deed of covenants if applicable;

10.1.4	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation; and

10.1.5	a first priority deed or deeds of assignment of the Insurances, Earnings, Bareboat Charter and Requisition Compensation of the Vessel from the

Borrower and the Bareboat Charterer, including (in the case of the Bareboat Charterer) an agreement whereby its interests under the Bareboat Charter are subordinated to the interests of the Lender under the Mortgage and an assignmentof any performance guarantee from Daelim (if the Bareboat Charterer is a one hundred per cent (100%) subsidiary of Daelim.

10.2
Earnings Account The Borrower shall maintain the Earnings Account with the Lender for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents. Interest shall accrue on a daily basis on any balance from time to time on the Earnings Account at a rate of interest determined by the Lender in its discretion as the rate of interest payable to its customers on deposits in the same currency and of similar amount and maturity, and shall be credited to the Earnings Account.

10.3	Earnings The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4	Application of Earnings Account The Borrower shall procure that there is transferred from the Earnings Account to the Lender:

10.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

10.4.2	on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorises the Lender to make those transfers.

10.5
Borrower's obligations not affected If for any reason the amount standing to the credit of the Earnings Account is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower's obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.6
Release of surplus Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 10.4 (Application of Earnings Account) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrower.

10.7	Restriction on withdrawal During the Facility Period no sum may be withdrawn from the Earnings Account (except in accordance with this Clause 10.7) without the prior written consent of the Lender.

10.8
Relocation of Earnings Account At any time following the occurrence and during the continuation of a Default, the Lender may without the consent of the Borrower but after giving notice to the Borrower relocate the Earnings Account to any other branch of the Lender, without prejudice to the continued application of this Clause 10.8 and the rights of the Lender under the Finance Documents.

10.9
Application after acceleration From and after the giving of notice to the Borrower by the Lender under Clause 13.2 (Acceleration), the Borrower shall procure that all sums from time to time standing to the credit of the Earnings Account are immediately transferred to the Lender for application in accordance with Clause 10.10 (General application of moneys) and the Borrower irrevocably authorises the Lender to make those transfers.

10.10	General application of moneys The Borrower, subject to Clause 10.11 (Application of moneys on sale or Total Loss), irrevocably authorises the Lender to apply all sums which the Lender may receive:

10.10.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.10.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or

10.10.3	by way of transfer of any sum from the Earnings Account; or

10.10.4	otherwise arising under or in connection with any Security Document,

in or towards satisfaction, or by way of retention on account, of the Indebtedness, in such manner as the Lender may determine.

10.11
Application of moneys on sale or Total Loss The Borrower irrevocably authorises the Lender to apply all sums which the Lender may receive pursuant to a sale by the Borrower of the Vessel or a Total Loss in or towards satisfaction of the prepayment due and payable by virtue of that sale or Total Loss under Clause 6.3 (Mandatory prepayment on sale or Total Loss), but the Borrower's obligation to make that prepayment shall not be affected if those sums are insufficient to satisfy that obligation.
10.12
Additional security If at any time the aggregate of the Market Value of the Vessel and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its discretion (in all other cases)) for the time being provided to the Lender under this Clause 10.12 is less than one hundred and thirty per cent (130%) of the Loan the Borrower shall, within thirty (30) days of the Lender's request, at the Borrower's option:

10.12.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

10.12.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

10.12.3
prepay the amount of the Indebtedness which will ensure that the aggregate of the market value of the Vessel (determined as stated above) and the value of any such additional security is not less than one hundred and thirty per cent (130%) of the Loan.

Clauses 5.3 (Reborrowing), 6.2.3 (Voluntary prepayment of Loan) and 6.4 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.12 and the value of any additional security provided shall be determined as stated above.

11	Representations

11.1	Representations The Borrower makes the representations and warranties set out in this Clause 11.1 to the Lender on the date of this Agreement.

11.11.1
Status Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2
Binding obligations The obligations expressed to be assumed by each Security Party and the Bareboat Charterer in each Finance Document to which it is a party are, legal, valid, binding and enforceable obligations.

11.1.3	Non-conflict with other obligations The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to that Security Party;

(b)	the constitutional documents of that Security Party; or

(c)	any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4
Power and authority Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5	Validity and admissibility in evidence All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)
to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Finance Documents; and

(b)	to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Parts II and IV of Schedule 1 (Conditions subsequent and Delivery conditions subsequent).

11.1.6	Governing law and enforcement The choice of English law as the governing law of any Finance Document expressed to be governed by English law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party and/or the Bareboat Charterer, and any judgment obtained in England in relation to any such Finance Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party and/or the Bareboat Charterer.

11.1.7
Deduction of Tax No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8
No filing or stamp taxes Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

11.1.9	No default No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

11.1.10	No misleading information Any factual information provided by any Security Party to the Lender was true and accurate in all material respects as at the date it was provided.

11.1.11
Pari passu ranking The payment obligations of each Security Party and the Bareboat Charterer under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.12
No proceedings pending or threatened No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower's knowledge threatened) which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.13	Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.1.14	No established place of business in the UK or US No Security Party has an established place of business in the United Kingdom or the United States of America.

11.1.15
Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrower to the Lender in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

11.2
Repetition Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of each Drawdown Notice and the first day of each Interest Period.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	Information Undertakings

12.1.1
Financial statements The Borrower shall supply and shall procure that the Guarantor supplies, to the Lender as soon as the same become available, but in any event within one hundred and eighty days (180) after the end of each of its financial years, its and the Guarantor's combined audited financial statements for that financial year, together with a Compliance Certificate, signed by one director of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2

(Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower under Clause 12.1.1 (Financial statements):

(a)	shall be certified by a director of the Guarantor, as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)
shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Borrower notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and the Borrower's auditors deliver to the Lender:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3	Information: miscellaneous The Borrower shall supply to the Lender:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party and/or the Bareboat Charterer; and
(c)
promptly, such further information regarding the financial condition, business and operations of any Security Party as the Lender may reasonably request including, without limitation, cash flow analyses and details of the operating costs of the Vessel.

12.1.4	Notification of default

(a)	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)
Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.1.5	"Know your customer" checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement,

obliges the Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2	Financial covenants

The Borrower shall procure that the Guarantor shall at all times during the Facility Period on a consolidated basis (assessed semi-annually and certified in accordance with Clause 12.1.2 (a)) commencing from the date of this Agreement:-

12.2.1	maintain a Minimum Liquidity of not less than twenty five million Dollars ($25,000,000); and

12.2.2	maintain a Minimum Adjusted Net Worth of not less than two hundred and fifty million Dollars ($250,000,000); and

12.2.3	maintain Minimum Equity of not less than one hundred million Dollars ($100,000,000).

12.3	General undertakings

12.3.1	Authorisations The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document.

12.3.2
Compliance with laws The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

12.3.3
Conduct of business The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4
Evidence of good standing The Borrower will from time to time if requested by the Lender provide the Lender with evidence in form and substance satisfactory to the Lender that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5
Negative pledge and no disposals The Borrower shall not without the prior written consent of the Lender create nor permit to subsist any Encumbrance or other third party rights over any of its present or future assets or undertaking nor dispose of any those assets or of all or part of that undertaking.

12.3.6	Merger The Borrower shall not without the prior written consent of the Lender enter into any amalgamation, demerger, merger or corporate reconstruction.

12.3.7
Change of business The Borrower shall not without the prior written consent of the Lender make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

12.3.8	No other business The Borrower shall not without the prior written consent of the Lender engage in any business other than the ownership, operation, chartering and management of the Vessel.

12.3.9	No place of business in UK or US The Borrower shall not have an established place of business in the United Kingdom or the United States of America at any time during the Facility Period.

12.3.10
No borrowings The Borrower shall not without the prior written consent of the Lender borrow any money (except for the Loan and unsecured Financial Indebtedness subordinated to the Loan and arising in the Borrower's normal course of operating the Vessel) nor incur any obligations under leases.

12.3.11
No substantial liabilities Except in the ordinary course of business, the Borrower shall not without the prior written consent of the Lender incur any liability to any third party which is in the Lender's opinion of a substantial nature.

12.3.12
No loans or other financial commitments The Borrower shall not without the prior written consent of the Lender make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

12.3.13
No dividends The Borrower shall not without the prior written consent of the Lender pay any dividends or make any other  distributions to shareholders or issue any new shares, following the occurrence of a Default.

12.3.14	Inspection of records The Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

12.3.15
No change in Relevant Documents The Borrower shall procure that, without the prior written consent of the Lender, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents.

12.3.16
No change in ownership or control The Borrower shall not permit any change in its beneficial ownership and control from that advised to the Lender at the date of this Agreement without the prior written consent of the Lender, such consent not to be unreasonably withheld.

12.4	Vessel undertakings

12.4.1	No sale of Vessel The Borrower shall not sell or otherwise dispose of the Vessel or any shares in the Vessel nor agree to do so without the prior written consent of the Lender.

12.4.2	No chartering after Event of Default Following the occurrence and during the continuation of an Event of Default the Borrower shall not without the prior written consent of the Lender let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel (nor agree to do so).
12.4.3
No change in management The Borrower shall procure that, without the prior written consent of the Lender, such consent not to be unreasonably withheld, there shall be no termination of, alteration to, or waiver of any term of, the Management Agreement and the Borrower shall not without the prior written consent of the Lender permit the Managers to sub-contract or delegate the commercial or technical management of the Vessel to any third party.

12.4.4
Registration of Vessel The Borrower undertakes to register the Vessel and maintain the registration of the Vessel under an Approved Flag for the duration of the Facility Period unless the Lender agrees otherwise in writing.

12.4.5
Evidence of current COFR The Borrower will, if and for so long as the Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain, retain and provide the Lender with a copy of, a valid Certificate of Financial Responsibility for the Vessel under that Act and will comply strictly with the requirements of that Act.

12.4.6	ISM Code compliance The Borrower will:

(a)	procure that the Vessel remains for the duration of the Facility Period subject to a SMS;

(b)	maintain a valid and current SMC for the Vessel throughout the Facility Period and provide a copy to the Lender;

(c)	procure that the ISM Company maintains a valid and current DOC throughout the Facility Period and provide a copy to the Lender; and

(d)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of the Vessel or of the DOC of the ISM Company.

12.4.7	ISPS Code compliance The Borrower will:

(a)	for the duration of the Facility Period comply with the ISPS Code in relation to the Vessel and procure that the Vessel and the ISPS Company comply with the ISPS Code;

(b)	maintain a valid and current ISSC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

12.4.8	Annex VI compliance The Borrower will:

(a)	for the duration of the Facility Period comply with Annex VI in relation to the Vessel and procure that the Vessel's master and crew are familiar with, and that the Vessel complies with, Annex VI;

(b)	maintain a valid and current IAPPC for the Vessel throughout the Facility Period and provide a copy to the Lender; and

(c)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

12.4.9
Bareboat Charter The Borrower (as owner) shall, by the date of this Agreement, enter into the Bareboat Charter, such Bareboat Charter to be in form and substance, and on terms and conditions, satisfactory to the Lender in all respects.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1	Non-payment The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable.

13.1.2	Other obligations. A Security Party or any other person (except the Lender) does not comply with any provision of any of the Relevant

Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.1.3
Misrepresentation Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4	Cross default Any Financial Indebtedness of a Security Party:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

13.1.5	Insolvency

(a)
A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

(b)	The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any Financial Indebtedness of a Security Party.

13.1.6	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken for:

(a)
the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party;

(b)	a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7	Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party.

13.1.8	Change in ownership or control of the Borrower There is any change in the beneficial ownership or control of the Borrower from that advised to the Lender by the Borrower at the date of this Agreement.

13.1.9	Repudiation A Security Party or any other person (except the Lender) repudiates any of the Relevant Documents to which that Security Party or person is a party or evidences an intention to do so.

13.1.10
Impossibility or illegality Any event occurs which would, or would with the passage of time, render performance of any of the Relevant Documents by a Security Party or any other party to any such document impossible, unlawful or unenforceable by the Lender or a Security Party.

13.1.11	Conditions subsequent Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.

13.1.12
Revocation or modification of authorisation Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except the Lender) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

13.1.13
Curtailment of business A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14	Reduction of capital A Security Party reduces its authorised or issued or subscribed capital.

13.1.15
Loss of Vessel The Vessel suffers a Total Loss or is otherwise destroyed, abandoned, confiscated, forfeited or condemned as prize, or a similar event occurs in relation to any other vessel which may from time to time be mortgaged to the Lender as security for the payment of all or any part of the Indebtedness, except that a Total Loss, or event similar to a Total Loss in relation to any other vessel, shall not be an Event of Default if:

(a)	the Vessel or other vessel is insured in accordance with the Security Documents; and

(b)	no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Lender in its discretion that any such refusal or dispute is likely to occur; and

(c)	payment of all insurance proceeds in respect of the Total Loss is made in full to the Lender within one hundred and fifty (150) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Lender may in its discretion agree.

13.1.16
Challenge to registration The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

13.1.17
War The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18	Notice of termination The Guarantor gives notice to the Lender to determine its obligations under the Guarantee.

13.1.19
The Builder Any of the events or circumstances specified in Clauses 13.1.5 (Insolvency), 13.1.6 (Insolvency proceedings) and 13.1.7 (Creditors' process) occurs in relation to the Builder and/or to the Bareboat Charterer, and, in the opinion of the Lender, in the case of the Builder, the Vessel is unlikely to be delivered to the Borrower by the Builder under the Building Contract by/on 28 February 2009, or such other later date as may be agreed with the Builder (and subject to the Lender's consent, such consent not to be unreasonably withheld) in accordance with the terms of the Building Contract.

13.1.20
Non-delivery of Vessel The Vessel is not delivered to the Borrower by the Builder under the Building Contract by/on 28 February 2009, or such other later date as may be agreed with the Builder (and subject to the Lender's consent, such consent not to be unreasonably withheld) in accordance with the terms of the Building Contract.

13.1.21
Material adverse change Any event or series of events occurs which, in the opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of a Security Party.

13.1.22
Bareboat Charter If the Bareboat Charter is terminated, cancelled or repudiated or is not in force at any time during the period of its duration or if the Bareboat Charterer defaults in the performance of any of its material obligations under or pursuant to the Bareboat Charter.

13.2	Acceleration If an Event of Default is continuing the Lender may by notice to the Borrower cancel any part of the Maximum Loan Amount not then advanced and:

13.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

14	Assignment and Sub-Participation

14.1
Lender's rights The Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch of the Lender or to any other bank or financial institution or (for the purpose of a securitisation of the Lender's rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of the Loan.

14.2
Borrower's co-operation The Borrower will co-operate fully with the Lender in connection with any assignment, transfer or sub-participation; will execute and procure the execution of such documents as the Lender may require in that connection; and irrevocably authorises the Lender to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties and the Bareboat Charterer, the Loan, the Relevant Documents and the Vessel which the Lender may in its discretion consider necessary or desirable.

14.3
Rights of assignee or transferee Any assignee or transferee of the Lender shall (unless limited by the express terms of the assignment or novation) take the full benefit of every provision of the Finance Documents benefitting the Lender.

14.4	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.5
Securitisation The Lender may disclose the size and term of the Loan and the name of each of the Security Parties to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender's rights or obligations under the Finance Documents.

15	Set-Off

The Lender may set off any matured obligation due from the Borrower under any Finance Document against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16           Payments

16.1
Payments Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Lender may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Lender on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion considers that it is impossible or impracticable for the Lender to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Lender on the Business Day next following the date of receipt of advice by the Lender.

16.2
No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 16.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

16.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Lender and, simultaneously with that payment, will pay to the Lender whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the Lender receives a net sum equal to the sum which the Lender would have received had no deduction or withholding been made.

16.4
Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

16.5
Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

16.6
Control Account The Lender shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement, shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 16.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17	Notices

17.1	Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2
Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

17.2.1
in the case of the Borrower, c/o Top Ships Inc., 1 Vassilissis Sofias Str. & Meg. Alexandrou Str. 151 24 Marousi, Greece (fax no: +30 210 614 1273) marked for the attention of Mr Stamatios Tsantanis; and

17.2.2	in the case of the Lender, to the Lender at its address at the head of this Agreement (fax no: 210 429 0348 telex no: 212435) marked for the attention of Shipping Division branch 960);

or any substitute address, fax number, department or officer as either party may notify to the other by not less than five (5) Business Days' notice.

17.3	Delivery Any communication or document made or delivered by one party to this Agreement to the other under or in connection this Agreement will only be effective:

17.3.1	if by way of fax, when received in legible form; or

17.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender.

17.4	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

17.4.1	in English; or

17.4.2
if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

19	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

20	Miscellaneous

20.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of the Lender.

20.2
Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Lender are considered by the Lender for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Lender, execute or procure the execution of such further documents as in the opinion of the Lender are necessary to provide adequate security for the repayment of the Indebtedness.
20.3
Rescission of payments etc. Any discharge, release or reassignment by the Lender of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

20.4
Certificates Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

20.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

20.6
Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any teiiii of this Agreement.

21	Law and Jurisdiction

21.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

21.2
Jurisdiction For the exclusive benefit of the Lender, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

21.3
Alternative jurisdictions Nothing contained in this Clause 21 shall limit the right of the Lender to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

21.4
Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 21, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

21.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

21.5.1
irrevocably appoints Top Tankers (UK) Limited of 8 Duke Street, W1U 3EW London, UK as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

21.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1: Conditions Precedent and Subsequent

Part I: Conditions precedent

1              Security Parties

(a)
Constitutional Documents Copies of the constitutional documents of each Security Party and the Bareboat Charterer together with such other evidence as the Lender may reasonably require that each Security Party and the Bareboat Charterer is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party and the Bareboat Charterer (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party and the Bareboat Charterer (if applicable):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)
Shareholder resolutions A copy of a resolution signed by all the holders of the issued shares in each Security Party and the Bareboat Charterer (if applicable), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Security Party and the Bareboat Charterer (if applicable) is a party.

(e)
Officer's certificates A certificate of a duly authorised officer of each Security Party and the Bareboat Charterer (if applicable) certifying that each copy document relating to it specified in this Part I of Schedule 1 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of that Security Party and the Bareboat Charterer (if applicable) and the proportion of shares held by each shareholder.

(f)
Evidence of registration Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party and the Bareboat Charterer are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(g)
Powers of attorney The notarially attested and legalised power of attorney of each Security Party and the Bareboat Charterer (if applicable) under which any documents are to be executed or transactions undertaken by that Security Party and the Bareboat Charterer (if applicable).

2            Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete (and in form and substance acceptable to the Lender) by a director or the secretary or the legal advisers of the Borrower, of:

(i)	the Building Contract;

(ii)	such documents as the Lender may reasonably require to evidence the nomination of the Borrower as purchaser of the Vessel pursuant to the Building Contract;
(iii)	the Bareboat Charter;

(iv)	if the Bareboat Charterer is not Daelim, but a 100% subsidiary of Daelim, the performance guarantee of Daelim;

(v)	the Refund Guarantee; and

(vi)
the notice or invoice issued by the Builder and countersigned by the Vessel's classification society evidencing the obligation of the Borrower to pay the relevant instalment to the Builder under the Building Contract on a date no later than the proposed Drawdown Date of the Drawing in question.

(b)
Security Documents The Building Contract Assignment, the Guarantee, the Charter Assignment, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(c)	No disputes The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(d)	Deed of Release The Deed of Release in form and substance acceptable to the Lender.

3              Legal opinions

(a)
If a Security Party and the Bareboat Charterer is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing this Agreement or confirmation satisfactory to the Lender that such an opinion will be given.

4              Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

(b)	Process agent Evidence that any process agent referred to in Clause 21.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Financial statements Copies of the Original Financial Statements.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the relevant Drawdown Date.

(f)	"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Lender in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.
(g)
Equity Portion Evidence that the relevant Equity Portion of the instalment in question has been deposited by the Borrower in the Earnings Account at least three Business Days prior to the proposed Drawdown Date of the Drawing in question.

Part II: Conditions subsequent

1	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part I of this Schedule 1.

2	Legal opinions Such of the legal opinions specified in Part 1 of this Schedule I as have not already been provided to the Lender.

3
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Lender pursuant to Part I of this Schedule 1 have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

4	Loan Acknowledgement Declaration The Loan Acknowledgement Declaration duly executed.

Part Ill: Delivery conditions precedent

1
Officer's certificate A certificate signed by a duly authorised officer of each Security Party confirming that none of the documents and evidence delivered to the Lender pursuant to Clauses 3.1 (Conditions precedent) and 3.4 (Conditions subsequent) has been amended, modified or revoked in any way since its delivery to the Lender.

2            Security and related documents

(a)	Vessel documents Photocopies, certified as true, accurate and complete by a director or the secretary of the Borrower, of:

(i)	the builder's certificate and/or bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(ii)	the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Building Contract;

(iii)	the commercial invoice issued by the Builder in respect of the final contract price of the Vessel;

(iv)	the declaration of warranty issued by the Builder to the Borrower pursuant to the Building Contract;

(v)	any charterparty or other contract of employment of the Vessel which will be in force on the Delivery Date including, without limitation, the Bareboat Charter;

(vi)	the Management Agreement;

(vii)	the Vessel's current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

(viii)	the Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(ix)	the Vessel's current SMC;
(x)	the ISM Company's current DOC;

(xi)	the Vessel's current ISSC;

(xii)	the Vessel's current IAPPC;

(xiii)	the Vessel's current Tonnage Certificate;

(xiv)	the Borrower's current Carrier Initiative Agreement with the United States' Customs Service;

in each case together with all addenda, amendments or supplements.

(b)
Evidence of Borrower's title Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Delivery Date (i) the Vessel will be at least provisionally registered under the flag stated in Recital (A) in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)
Evidence of insurance Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender and at the expense of the Borrower.

(d)
Confirmation of class An interim Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register or such other classification society as may be acceptable to the Lender and at the expense of the Borrower.

(e)
Survey report A report by a surveyor instructed by the Lender to inspect the Vessel confirming that the condition of the Vessel is in all respects acceptable to the Lender and at the expense of the Borrower.

(f)
Valuation A valuation of the Vessel addressed to the Lender from an independent broker acceptable to the Lender, certifying the Market Value of the Vessel, assessed in such manner as the Lender may require in its discretion, acceptable to the Lender and at the expense of the Borrower, confirming that the Maximum Loan Amount is equal or less than seventy five per cent (75%) of the Market Value.

(g)
Security Documents The Mortgage, the Assignments, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(h)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Account, as the Lender may require.

(i)
Managers' confirmation The written confirmation of the Managers that, throughout the Facility Period unless otherwise agreed by the Lender, they will remain the commercial and technical managers of the Vessel and that they will not, without the prior written consent of the Lender, sub-contract or delegate the commercial or technical management of the Vessel to any third party and confirming in terms acceptable to the Lender that, following the occurrence of an Event of Default, all claims of the Managers against the Borrower shall be subordinated to the claims of the Lender under the Finance Documents.

3            Legal opinions

(a)
If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in each relevant jurisdiction, substantially in the form or forms provided to the Lender prior to signing this Agreement or confirmation satisfactory to the Lender that such an opinion will be given.

4            Other documents and evidence

(a)	Process agent Evidence that any process agent appointed under any Finance Document has accepted its appointment.

(b)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

Part IV: Delivery conditions subsequent

1
Evidence of Borrower's title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag stated in Recital (A) confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Lender pursuant to Part III of this Schedule 1.

4	Legal opinions Such of the legal opinions specified in Part III of this Schedule 1 as have not already been provided to the Lender.

5
Companies Act registrations Evidence that the prescribed particulars of any Security Documents received by the Lender pursuant to Part III of this Schedule 1 have been delivered to the Registrar of Companies of England and Wales within the statutory time limit.

6	Master's receipt The master's receipt for the Mortgage.

SCHEDULE 2: Form of Drawdown Notice

To:            Alpha Bank A.E.

From:   LICHTENSTEIN SHIPPING COMPANY LIMITED

[Date]

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                   2008 made between ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4 of the Agreement, we irrevocably request that you advance to us a Drawing in the sum of [                                 ] in respect of the Vessel on                                200 , which is a Business Day, by paying the amount of the Drawing in accordance with the provisions of the Building Contract [in] [towards] payment of the [   ] instalment of the Contract Price.

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on  200 , that no Default has occurred and is continuing, and that no Default will result from the advance of the Drawing requested in this Drawdown Notice.

[We select the period of [      ] months as the first Interest Period.]

Yours faithfully

____________________
For and on behalf of

LICHTENSTEIN SHIPPING COMPANY LIMITED

SCHEDULE 3: Form of Compliance Certificate

To:            Alpha Bank A.E.

From: LICHTENSTEIN SHIPPING COMPANY LIMITED

Dated:

Dear Sirs

LICHTENSTEIN SHIPPING COMPANY LIMITED – $39,000,000 Loan Agreement dated [         ] (the "Agreement")

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that the Guarantor:-

i)	maintains a Minimum Liquidity of not less than twenty five million Dollars ($25,000,000); and

ii)	maintains a Minimum Adjusted Net Worth of not less than two hundred and fifty million Dollars ($250,000,000) ; and

iii)	maintains Minimum Equity of not less than one hundred million Dollars ($100,000,000).

We confirm that no Default is continuing.

Signed:   ____________________
        Director

        of

        LICHTENSTEIN SHIPPING COMPANY LIMITED

\GI \ 139249.5

SCHEDULE 4: Form of Loan Acknowledgement Declaration

To:          Alpha Bank A.E.
        89 Akti Miaouli Street
        GR 185 38, Piraeus
    Greece

From: LICHTENSTEIN SHIPPING COMPANY LIMITED    2008

Dear Sirs,

Loan Acknowledgement Declaration

We refer to the Loan Agreement dated                                  2008 made between ourselves and yourselves ("the Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Loan Acknowledgement Declaration.

We irrevocably confirm to you that we have drawndown and received from you [part of] the Loan in the amount of [               ] Dollars ($[        ]) on             2008.

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and are true and correct on the date of this Loan Acknowledgement Declaration; that no Event of Default has occurred and is continuing, that (unless otherwise agreed by you in writing that they may be waved) the conditions precedent to the availability of the Loan referred to in Clause 3 of the Loan Agreement have been fulfilled and that we expressly reconfirm all our obligations under the Loan Agreement.

This Loan Acknowledgement Declaration is given in accordance with the provisions of the Loan Agreement in four (4) originals.

Yours faithfully

--------------------------

For and on behalf of

LICHTENSTEIN SHIPPING COMPANY LIMITED

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Andreas Louka	)
as duly authorized	)
for and on behalf of	)	/s/ Andreas Louka
LICHTENSTEIN SHIPPING COMPANY LIMITED	)
in the presence of:	)
Constantinos Karachallos

SIGNED by Konstantinos Sotiriou	)
Constantinos Flokos	)
as duly authorized	)	/s/ Konstantinos Sotiriou
for and on behalf of	)	/s/ Constantinos Flokos
ALPHA BANK A.E.	)
in the presence of:	)
Constantinos Karachallos

SK 23116 0005 1007450